Exhibit 99.1

UNITED BANCSHARES, INC. ANNOUNCES FOURTH QUARTER 2022 EARNINGS RESULTS AND DECLARES QUARTERLY DIVIDEND OF $0.22 PER COMMON SHARE

On January 19, 2023, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (OTCQX: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $1.1 billion today announced operating results for the quarter and year ended December 31, 2022, unaudited.

Quarterly Results

For the quarter ended December 31, 2022, the Company reported net income of $3,534,000, or $1.10 basic earnings per share, an increase of $817,000 (30.1%) compared to the fourth quarter of 2021 net income of $2,717,000, or $0.83 basic earnings per share. The increase in operating results for the fourth quarter of 2022 as compared to the same period in 2021 was primarily attributable to an increase in net interest income of $730,000 (8.4%), a decrease in the provision of loan losses of $1,000,000, and a decrease in non-interest expenses of $560,000 (6.3%), offset by a decrease in non-interest income of $1,292,000 (41.5%), and an increase in the provision for income taxes of $181,000 (61.6%).

Net interest income for the fourth quarter of 2022 was $9,471,000, compared to $8,741,000 for the fourth quarter of 2021, an increase of $730,000. Loan interest income increased $713,000 due to rising portfolio rates and significant growth in loan balances. The increase in loan interest income is despite Paycheck Protection Program (PPP) fees decreasing $693,000 between the comparable periods. In addition, interest from the investment portfolio and other interest increased $669,000. Interest expense increased $652,000 from the comparable quarter in 2021 due mainly to rising interest rates.

The negative provision for loan losses was $1,000,000 in the fourth quarter of 2022 compared to no provision in the fourth quarter of 2021. This reversal of expense is a result of the continued waning impact of COVID related concerns. The allowance for loan losses to loans ratio remains strong at 1.38% as of December 31, 2022.

Non-interest income for the fourth quarter of 2022 was $1,825,000, compared to $3,117,000 for the fourth quarter of 2021, a decrease of $1,292,000. The decrease was attributable to a decrease in gain on sales of loans of $1,876,000 (84.9%), offset by an increase in other non-interest income of $573,000 (62.6%). The significant decrease in gain on sale of loans can be attributed to a decrease in loan activity by the residential mortgage operations, along with a decrease in the net gain on sale, expressed as a percentage of loan balances sold. During the quarter ended December 31, 2022, there were $24.6 million of loans originated and sold compared to $72.5 million during the same period of 2021. The net gain on sale was 1.24% for the fourth quarter of 2022 compared to 2.89% for the same period of 2021. The increase in other non-interest income was primarily related to an increase in income from the Company’s loan hedging program of $475,000 and an increase in the Mortgage Servicing Rights valuation of $78,000.

For the quarter ended December 31, 2022, non-interest expenses were $8,287,000, compared to $8,847,000 for the comparable quarter of 2021, a $560,000 decrease.  The significant quarter-over-quarter decreases include salaries and benefits of $769,000 (15.3%), a result of lower mortgage loan commissions, advertising and promotional expense of $258,000 (44.6%), and fixed asset depreciation of $210,000 (39.2%) offset by increases in the unfunded commitment reserve of $230,000, exam and auditing expense of $115,000 (84.0%), and equipment service expense of $74,000 (29.7%).

Year to date results

Net income for the year ended December 31, 2022, totaled $11,310,000, or $3.47 basic earnings per share, compared to $13,581,000, or $4.14 basic earnings per share for the same period in 2021, a decrease of $2,271,000 (16.7%) or $0.67 per share. The decrease in operating results for the year ended December 31, 2022 as compared to December 31, 2021 was primarily attributable to a decrease in net interest income of $51,000 (0.1%) and a decrease in non-interest income of $7,392,000 (42.6%), offset by a decrease in non-interest expenses of $2,592,000 (7.1%), a decrease in the provision for loan losses of $1,300,000, and a decrease in the provision for income taxes of $1,280,000 (51.3%). The results for 2022 include an $802,000, or $0.25 basic earnings per share, increase in non-interest income due to BOLI death benefit payments.

Net interest income totaled $35,684,000 for the year ended December 31, 2022, compared to $35,735,000 for the same period in 2021, a decrease of $51,000. Loan interest income decreased $2,519,000, due to a reduction in PPP loan fees of $4,415,000 offset by an increase in loan interest income of $1,896,000, which can be attributed to rising portfolio rates and strong loan growth. Interest on the investment portfolio and other interest income increased $2,657,000. Interest expense increased $189,000 in 2022 compared to 2021, due to rising interest rates in the latter half of 2022.

The negative provision for loan losses was $1,000,000 in 2022 compared to an expense of $300,000 in 2021 as a result of the continued waning impact of COVID related concerns.

Non-interest income for the year ended December 31, 2022 totaled $9,954,000, compared to $17,346,000 for the same period in 2021, a decrease of $7,392,000. The decrease in non-interest income was primarily attributable to decreases in gain on sales of loans of $11,598,000 (86.1%), offset by an increase in other non-interest income of $4,304,000 (110.5%). The decrease in gain on sale of loans was attributable to a decrease in loan activity by the residential mortgage operations, along with a decrease in the net gain on sale, expressed as a percentage of loan balances sold.. For the year ended December 31, 2022, there were $173.3 million in loans originated and sold compared to $359.4 million in 2021. The net gain on sale was 0.85% in 2022 compared to 3.58% in 2021. The increase in other non-interest income was due to an increase in income from the Company’s loan hedging program of $3,139,000, a $764,000 increase in BOLI income year over year, and an increase in the Mortgage Servicing Rights valuation of $142,000 over the same period.

Non-interest expenses were $34,114,000 for the year ended December 31, 2022, compared to $36,706,000 for the same period in 2021, a decrease of $2,592,000. The decrease in non-interest expenses was primarily attributable to decreases in salaries and benefits of $2,249,000 (10.9%), a result of lower mortgage loan commissions, loan origination expenses of $599,000 (39.7%), advertising and promotional expense of $552,000 (24.8%), and fixed asset depreciation of $187,000 (10.8%). These decreases in expense were offset by increases in the unfunded commitment reserve of $157,000, equipment service expense of $150,000 (13.3%), travel and entertainment expense of $115,000 (110.4%), asset management legal expense of $103,000 (198.1%), ATM/debit card processing expense of $90,000 (10.7%), and exam and auditing expense of $86,000 (13.8%).

Balance Sheet Fluctuations

Total assets amounted to $1.1 billion at December 31, 2022, flat from December 31, 2021, with an increase of just $10.7 million (1.0%). Loans increased $74.0 million (12.1%), and other assets increased $11.1 million (112.2%), offset by a decrease in cash and cash equivalents of $44.5 million (59.2%), and a decrease in available for sale securities of $26.4 million (8.6%). The decrease in available for sale securities is mainly attributable to the unrealized loss recorded from market fluctuation. Deposits totaled $953.9 million at December 31, 2022, compared to $930.4 million at December 31, 2021, an increase of $23.5 million (2.5%) while other borrowings increased $24.1 million (120.6%) to $44.1 million at December 31, 2022 compared to $20.0 million at December 31, 2021.

Shareholders’ equity decreased $36.4 million (30.6%) to $82.7 million at December 31, 2022 from $119.1 million at December 31, 2021. This was the result of an increase in unrealized losses on available for sale securities, net of tax of $42.4 million, share repurchases of $2,876,000 and dividends paid of $2,747,000. These reductions in shareholders’ equity were offset by net income of $11,310,000. The increase in unrealized losses on available for sale securities from December 31, 2021 to December 31, 2022 was attributable to the rapid increases in interest rates during the year.  Net unrealized gains and losses on available for sale securities are reported as accumulated other comprehensive income and loss in the consolidated balance sheets.

About United Bancshares, Inc.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Paulding, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Paulding, Pemberville, Plymouth and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2021 Form 10-K.